             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                   -----------------------

                          FORM 8-K

                       CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the

               Securities Exchange Act of 1934

                 ---------------------------


              Date of Report (Date of earliest
                event reported): May 5, 1998



                THE ST. PAUL COMPANIES, INC.
   ------------------------------------------------------
   (Exact name of Registrant as specified in its charter)


     Minnesota              0-3021               41-0518860
  ---------------   ----------------------   -------------------
     (State of         (Commission File       (I.R.S. Employer
  Incorporation)           Number)           Identification No.)



385 Washington St., St. Paul, MN              55102
--------------------------------            ---------
(Address of principal                       (Zip Code)
executive offices)


                       (612) 310-7911
             ----------------------------------
               (Registrant's telephone number,
                    including area code)




                             N/A
------------------------------------------------------------
    (Former name or former address, if changed since last
                           report)

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Item 5.    Other Events.
           ------------

Three new directors, all former directors of USF&G Corporation, were elected to The St. Paul Companies' board of directors on May 5, 1998, bringing the total number of directors to 16. The St. Paul's merger with USF&G was completed April 24, 1998. Norman P. Blake, Jr., former USF&G chairman, president and chief executive officer, joins The St. Paul board as vice chairman. Also joining The St. Paul's board are H. Furlong Baldwin, chairman of Mercantile Bankshares Corporation, and Kenneth M. Duberstein, chairman and chief executive officer of The Duberstein Group, an independent strategic planning and consulting company.

On May 5, 1998, The St. Paul Companies' board of directors also approved a two-for-one split of the company's common stock, following approval by shareholders to increase the number of shares of common stock from 240 million shares to 480 million shares.

One new share will be issued on or about May 11, 1998, for each share held by shareholders of record as of May 6, 1998. The quarterly dividend of fifty cents ($0.50) per share will be adjusted to twenty-five cents ($0.25) per share to reflect the increased number of shares outstanding after the split.




  Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              THE ST. PAUL COMPANIES, INC.




                              By  /s/ Bruce A. Backberg
                                  ---------------------
                                  Bruce A. Backberg
                                  Senior Vice President
                                   and Chief Legal Counsel


Date: May 7, 1998